UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NETSOLVE, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	75-2094811-2
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9500 Amberglen Boulevard Austin, Texas	78729
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: (if applicable) Not Applicable

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Not Applicable	Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Right to Purchase Series A Preferred Stock

(Title of class)

Explanatory Note: This Amendment No. 1 amends the Registration Statement on Form 8-A of NetSolve, Incorporated (“NetSolve”) filed with the Securities and Exchange Commission on February 6, 2003. All capitalized terms not defined herein will have the meanings ascribed to such terms in the Rights Agreement dated as of February 5, 2003, by and between NetSolve and the American Stock Transfer & Trust Co., as Rights Agent (the “Rights Agreement”).

Item 1. Description of Registrant’s Securities to be Registered.

On September 9, 2004, in connection with the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated September 9, 2004, by and among Cisco Systems, Inc., Reno Acquisition Corp., and NetSolve, NetSolve entered into an amendment to the Rights Agreement (the “First Amendment to Rights Agreement”) in order to (i) exclude the consummation of the transactions contemplated by the Merger Agreement from those events and definitions that would otherwise trigger the exercisability of Rights (as defined in the Rights Agreement) under the Rights Agreement, and (ii) allow NetSolve’s board of directors to postpone a Distribution Date (as defined in the Rights Agreement) in the event of certain tender or exchange offers. The foregoing description of the First Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment to Rights Agreement, the form of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are incorporated by reference as a part of this registration statement:

4.1(1)	Rights Agreement, dated as of February 5, 2003, between NetSolve, Incorporated and the American Stock Transfer & Trust Co., which includes as Exhibit A thereto the form of Certificate of Designations, Preferences and Rights of Series A Preferred Stock, Exhibit B thereto the form of Rights Certificate and Exhibit C thereto the Summary of Rights Plan adopted by NetSolve, Incorporated.
4.2	First Amendment to Rights Agreement dated as of September 9, 2004 by and between NetSolve, Incorporated and the American Stock Transfer & Trust Co., as Rights Agent thereunder.

(1)	Incorporated by reference to Exhibit 4 to NetSolve’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 6, 2003 – Commission File No. 000-24983

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:	September 14, 2004	NetSolve, Incorporated

		By:	/s/ Kenneth C. Kieley
Kenneth C. Kieley Vice President-Finance, Chief Financial Officer and Secretary

Exhibit Index

4.1(1)	Rights Agreement, dated as of February 5, 2003, between NetSolve, Incorporated and the American Stock Transfer & Trust Co., which includes as Exhibit A thereto the form of Certificate of Designations, Preferences and Rights of Series A Preferred Stock, Exhibit B thereto the form of Rights Certificate and Exhibit C thereto the Summary of Rights Plan adopted by NetSolve, Incorporated.
4.2	First Amendment to Rights Agreement dated as of September 9, 2004 by and between NetSolve, Incorporated and the American Stock Transfer & Trust Co., as Rights Agent thereunder.

(1)	Incorporated by reference to Exhibit 4 to NetSolve’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on February 6, 2003 – Commission File No. 000-24983